Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

PURE ACQUISITION CORP.

Pursuant to Section 102 of the

Delaware General Corporation Law

Pure Acquisition Corp., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its sole incorporator, hereby certifies as follows:

1. The name of the Corporation is “Pure Acquisition Corp.”

2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 13, 2017 and was amended and restated on December 12, 2017 and further amended and restated on April 10, 2018 (the “Certificate of Incorporation”).

3. The text of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated to read, in full, as follows:

“FOURTH The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 216,000,000 of which 215,000,000 shares shall be Common Stock of the par value of $.0001 per share (“Common Stock”), including 200,000,000 shares of Class A Common Stock (“Class A Common Stock”) and 15,000,000 shares of Class B Common Stock (“Class B Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (“Preferred Stock”).

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock.

(a) The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including a Preferred Stock Designation), holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation.)

(b) Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) and shall automatically convert into Class A Common Stock at the time of the closing of the Business Combination (as defined below). Notwithstanding the Initial Conversion Ratio, in the case that additional shares of Class A Common Stock, or Equity-linked Securities (as defined below) (excluding the warrants to be issued in a private placement that closes simultaneously with the closing of the Corporation’s initial public offering (the “IPO”) and up to 1,500,000 private placement warrants issued for the repayment of debt), are issued or deemed issued in excess of the amounts offered in the IPO and related to the Business Combination (other than the Forward Purchase Securities (as defined below)), all issued and outstanding shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock at the time of the closing of the Corporation’s initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”) at a ratio for which:

•	the numerator shall be equal to the sum of (A) 25% of all shares of Class A Common Stock issued or issuable (upon the conversion or exercise of any Equity-linked Securities or otherwise) by the Corporation, related to or in connection with the consummation of the Business Combination (excluding the Forward Purchase Securities and any securities issued or issuable to any seller in the Business Combination) plus (B) the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination; and

•	the denominator shall be the number of shares of Class B Common Stock issued and outstanding prior to the closing of the Business Combination.

For purposes of this Certificate, “Equity-linked Securities” shall mean any securities of the Corporation or any of the Corporation’s subsidiaries which are convertible into, or exchangeable for, equity securities of the Corporation or such subsidiary, including any securities issued by the Corporation or any of its subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of the Corporation or any of its subsidiaries.

As used herein, “Forward Purchase Securities” means the units, shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock issued pursuant to that certain Forward Purchase Agreement by and between the Corporation and HighPeak Energy Partners LP dated as of the date of the IPO.

Notwithstanding anything to the contrary contained herein, (i) the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional shares of Class A Common Stock or Equity-linked Securities by the written consent or agreement of holders of a majority of the shares of Class B Common Stock then outstanding (without the necessity of calling, noticing or holding a meeting of holders of Class B Common Stock), consenting or agreeing separately as a single class, and (ii) in no event may the Class B Common Stock convert into Class A Common Stock at a ratio that is less than one-for-one.

Each share of Class B Common Stock shall convert into its pro rata number of shares of Class A Common Stock pursuant to this subsection (d). The pro rata share for each holder of Class B Common Stock will be determined as follows: Each share of Class B Common Stock shall convert into such number of shares of Class A Common Stock as is equal to the product of one multiplied by a fraction, the numerator of which shall be the total number of shares of Class A Common Stock into which all of the issued and outstanding shares of Class B Common Stock shall be converted pursuant to this subsection (d) and the denominator of which shall be the total number of issued and outstanding shares of Class B Common Stock at the time of conversion.”

4. This Certificate of Amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware (“DGCL”).

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by an authorized officer this 12th day of April, 2018.

PURE ACQUISITION CORP.

By:	/s/ Steven W. Tholen
Name: Steven Tholen
Title: Chief Financial Officer